Exhibit 10.15

EXECUTIVE EMPLOYMENT CONTRACT

THIS EXECUTIVE EMPLOYMENT CONTRACT (“Agreement”) is dated the 1st day of November, 2021, and shall be

BETWEEN:

Applied Blockchain Inc. of 3811 Turtle Creek Blvd, Suite 2100, Dallas, TX 75219, USA
(the "Employer")

OF THE FIRST PART

- AND -

West Cummins of
(the "Employee")

OF THE SECOND PART

(the Employer and Employee referred to herein as the “Parties”).

BACKGROUND:

A.	The Employer is of the opinion that the Employee has the necessary qualifications, experience and abilities to assist and benefit the Employer in its business.

B.	The Employer desires to employ the Employee and the Employee has agreed to accept and enter into such employment upon the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Parties to this Agreement agree as follows:

Commencement Date and Term

1.	The Employee will commence permanent full-time employment with the Employer on the 1st day of November, 2021 (the "Commencement Date").

2.	Except as otherwise provided in this Agreement, the Employee's term of employment under this Agreement shall commence on the Commencement Date and continue until October 31, 2024 (the "Term"). Thereafter, this Agreement shall automatically renew for subsequent periods of one (1) year ("Renewal Term"), unless either party provides written notice to the other at least 60 days prior to the end of the Term (or any Renewal Term thereafter) of its intention not to renew this Agreement or unless this Agreement is otherwise terminated as set forth in this Agreement. The period during which Employee is employed by the Employer under this Agreement is hereinafter referred to as the "Employment Term." The Employee's continued employment after the Employment Term, if any, will be on an at will basis until terminated by either party for any reason.

Job Title and Description

3.	The Employer agrees to employ the Employee as Chief Executive Officer (“CEO”) for 40 hours per week.

4.	The Employee agrees to be employed on the terms and conditions set out in this Agreement. The Employee agrees to be subject to the general supervision of, and act pursuant to the orders, advice and direction of, the Employer and shall report to the Board of Directors of the Employer.

5.	The Employee will perform any and all duties that are reasonable and that are customarily performed by a person holding a similar position in the industry or business of the Employer.

6.	The Employer may make changes to the job title or duties of the Employee where the changes would be considered reasonable for a similar position in the industry or business of the Employer. The Employee's job title or duties may be changed by agreement and with the approval of both the Employee and the Employer.

7.	The Employee agrees to abide by the Employer's rules, regulations, and practices, including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified.

Employee Compensation

8.	Compensation paid to the Employee for the services rendered by the Employee as required by this Agreement (the "Compensation") will include an annual salary of $300,000 USD, which shall be payable twice per month while this Agreement is in force. The Employer shall deduct from the Employee's Compensation and from any other compensation in whatever form, any applicable deductions and remittances as required by law.

9.	The Employee understands and agrees that any additional remuneration paid to the Employee in the form of bonuses or other similar incentive compensation will rest in the sole discretion of the Employer. The Employee shall be eligible for an annual cash bonus of up to 100% of the base salary, with such eligibility, terms, and the amount of such bonus to be determined solely at the discretion of the Employer. All compensation will be prorated for Fiscal Year 2021

10.	The Employer has been granted an incentive award of 3,000,000 restricted shares of the Employer’s common stock (“Restricted Stock”) on the 20th day of October 2021 (“Grant Date”). The Restricted Stock will vest in accordance with the following schedule:

Number of Shares	Vesting Date
1,500,000	4/1/2022
375,000	7/1/2022
375,000	10/1/2022
375,000	1/1/2023
375,000	4/1/2023

The Restricted Stock will be subject to the specific terms of a separate award agreement (“Award Agreement”) that will be provided to the Employee and will reflect all applicable terms and provisions of the Restricted Stock award.

11.	The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer's policy as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

Place of Work

12.	Until such time as the Employer shall determine otherwise, the Employee's primary place of work will be at the following location:

•	3811 Turtle Creek Blvd, Suite 2100, Dallas, TX 75219, USA.

Employee Benefits

13.	The Employee will be entitled to only those additional benefits that may come available as described in the Employer's employment handbook and plan documents or as required by law.

14.	Employer discretionary benefits are subject to change, without compensation, upon the Employer providing the Employee with 60 days written notice of that change and providing that any change to those benefits is taken generally with respect to other employees and does not single out the Employee.

Paid Time Off

15.	The Employee will be entitled to unlimited paid time off each year during the term of this Agreement, or as entitled by law, whichever is greater, with the understanding that if the Employer determines, in its sole discretion, that the Employee’s standards of work are not at an acceptable performance level, the Employer may deny a request for paid time off with no additional reason to be given.

16.	The times and dates for any paid time off will be determined by mutual agreement between the Employer and the Employee.

17.	Upon termination of employment, the Employer will not be required to pay compensation to the Employee for any unused scheduled days of paid time off.

Duty to Devote Full Time

18.	The Employee agrees to devote full-time efforts, as an employee of the Employer, to the employment duties and obligations as described in this Agreement.

Conflict of Interest

19.	During the term of the Employee's active employment with the Employer, it is understood and agreed that any business opportunity relating to or similar to the Employer's actual or reasonably anticipated business opportunities (with the exception of personal investments in less than 5% of the equity of a business, investments in established family businesses, real estate, or investments in stocks and bonds traded on public stock exchanges) coming to the attention of the Employee, is an opportunity belonging to the Employer. Therefore, the Employee will advise the Employer of the opportunity and may not pursue the opportunity, directly or indirectly, without the written consent of the Employer.

20.	During the term of the Employee's active employment with the Employer, the Employee will not, directly or indirectly, engage or participate in any other business activities that the Employer, in its sole discretion, determines to be in conflict with the best interests of the Employer without the written consent of the Employer.

Non-Competition

21.	The Employee agrees that during the Employee's term of active employment with the Employer, the Employee will not, directly or indirectly, as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, solely or jointly with others engage in any business that is in competition with the business of the Employer within any geographic area in which the Employer conducts its business, or give advice or lend credit, money or the Employee's reputation to any natural person or business entity engaged in a competing business in any geographic area in which the Employer conducts its business.

Non-Solicitation

22.	The Employee understands and agrees that any attempt on the part of the Employee to induce other employees or contractors to leave the Employer's employ, or any effort by the Employee to interfere with the Employer's relationship with its other employees and contractors would be harmful and damaging to the Employer. The Employee agrees that during the Employee's term of employment with the Employer, and for a period of one (1) year after the end of that term, the Employee will not in any way, directly or indirectly:

a.	Induce or attempt to induce any employee or contractor of the Employer to quit employment or retainer with the Employer;

b.	Otherwise interfere with or disrupt the Employer's relationship with its employees and contractors;

c.	Discuss employment opportunities or provide information about competitive employment to any of the Employer's employees or contractors; or

d.	Solicit, entice, or hire away any employee or contractor of the Employer for the purpose of an employment opportunity that is in competition with the Employer.

23.	This non-solicitation obligation as described in this section will be limited to employees or contractors who were employees or contractors of the Employer during the period that the Employee was employed by the Employer.

24.	During the term of the Employee's active employment with the Employer, and for one (1) year thereafter, the Employee will not divert or attempt to divert from the Employer any business the Employer had enjoyed, solicited, or attempted to solicit, from its customers, prior to termination or expiration, as the case may be, of the Employee's employment with the Employer.

Confidential Information

25.	The Employee acknowledges that, in any position the Employee may hold, in and as a result of the Employee's employment by the Employer, the Employee will, or may, be making use of, acquiring or adding to information which is confidential to the Employer (the "Confidential Information") and the Confidential Information is the exclusive property of the Employer.

26.	The Confidential Information will include all data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing and Development Operations, and Customer Information.

27.	The Confidential Information will also include any information that has been disclosed by a third party to the Employer and is governed by a non-disclosure agreement entered into between that third party and the Employer.

28.	The Confidential Information will not include information that:

a.	Is generally known in the industry of the Employer;

b.	Is now or subsequently becomes generally available to the public through no wrongful act of the Employee;

c.	Was rightfully in the possession of the Employee prior to the disclosure to the Employee by the Employer;

d.	Is independently created by the Employee without direct or indirect use of the Confidential Information; or

e.	The Employee rightfully obtains from a third party who has the right to transfer or disclose it.

Duties and Obligations Concerning Confidential Information

29.	The Employee agrees that a material term of the Employee's contract with the Employer is to keep all Confidential Information absolutely confidential and protect it from release to the public. The Employee agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential Information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee's employment by the Employer. The Employee agrees that if there is any question as to such disclosure then the Employee will seek out senior management of the Employer prior to making any disclosure of the Employer's information that may be covered by this Agreement.

30.	The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue after such expiration or termination.

31.	The Employee may disclose any of the Confidential Information:

a.	To a third party where Employer has consented in writing to such disclosure; and

b.	To the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body.

32.	If the Employee loses or makes unauthorized disclosure of any of the Confidential Information, the Employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

Ownership and Title to Confidential Information

33.	The Employee acknowledges and agrees that all rights, title and interest in any Confidential Information will remain the exclusive property of the Employer. Accordingly, the Employee specifically agrees and acknowledges that the Employee will have no interest in the Confidential Information, including, without limitation, no interest in know-how, copyright, trade-marks or trade names, notwithstanding the fact that the Employee may have created or contributed to the creation of the Confidential Information.

34.	The Employee waives any moral rights that the Employee may have with respect to the Confidential Information.

35.	The Employee agrees to immediately disclose to the Employer all Confidential Information developed in whole or in part by the Employee during the Employee's term of employment with the Employer and to assign to the Employer any right, title or interest the Employee may have in the Confidential Information. The Employee agrees to execute any instruments and to do all other things reasonably requested by the Employer, both during and after the Employee's employment with the Employer, in order to vest more fully in the Employer all ownership rights in those items transferred by the Employee to the Employer.

Return of Confidential Information

36.	The Employee agrees that, upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will turn over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in the possession or control of the Employee that:

a.	May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or

b.	Is connected with or derived from the Employee's employment with the Employer.

Termination Due to Discontinuance of Business

37.	Notwithstanding any other term or condition expressed or implied in this Agreement, in the event that the Employer will discontinue operating its business at the location where the Employee is employed, then, at the Employer's sole option, and as permitted by law, this Agreement will terminate as of the last day of the month in which the Employer ceases operations at such location with the same force and effect as if such last day of the month were originally set as the Termination Date of this Agreement.

Termination of Employment

38.	Where the Employee has breached any term of this Agreement or where there is just Cause for termination, the Employer may immediately terminate the Employee's employment without notice, unless such termination is prohibited under applicable law. For purposes of this Agreement, Cause shall mean any of the following events with respect to the Employee, as determined by the Employer in its sole discretion:

a.	willful refusal to follow the lawful directions of the Employer or the Employee’s supervisor, which directions are consistent with normal business practice;

b.	indictment or conviction of, or plea of nolo contendere to, (i) any felony, or (ii) another crime involving dishonesty or moral turpitude, or the Employee’s engaging in any embezzlement, financial misappropriation or fraud, related to their employment with, or provision of services to, the Employer or any subsidiary or affiliate;

c.	engaging in any willful misconduct or gross negligence or willful act of dishonesty, including any violation of federal securities laws, or violence or threat of violence, which is materially injurious to the Employer or any subsidiary or affiliate;

d.	repeated abuse of alcohol or drugs (legal or illegal) that, in the Employer’s reasonable judgment, materially impairs Employee’s ability to perform their duties; or

e.	Employee’s willful and knowing breach or violation of any material provision of this Agreement, including, but not limited to, any Restrictive Covenant Provision as defined herein.

39.	The Employee and the Employer agree that reasonable and sufficient notice of termination of employment by the Employer is the greater of four (4) weeks and any minimum notice required by law.

40.	If the Employee wishes to terminate their employment with the Employer, the Employee will provide the Employer with notice of a minimum of two (2) weeks. Instead of providing this notice, if agreed to by the Employer, and in such event, the Employee will co-operate with the training and development of a replacement.

41.	Except as provided in paragraph 38 hereof, the Termination Date specified by either the Employee or the Employer may fall on any day of the month and upon the Termination Date the Employer will forthwith pay to the Employee any accrued but unpaid wages calculated to the Termination Date.

42.	Except as provided in paragraph 38 hereof, once notice has been given by either party for any reason, the Employee and the Employer agree to execute their duties and obligations under this Agreement diligently and in good faith through to the end of the notice period. The Employer may not make any changes to wages, wage rate, or any other term or condition of this Agreement between the time termination notice is given through to the end of the notice period.

43.	Except as may be provided for in the Award Agreement, in the event of the Employee’s termination for any reason prior to the vesting of the Restricted Stock, the Employee shall immediately forfeit any and all rights to the Restricted Stock.

Remedies

44.	The Employee further agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party, or violation of the Non-Competition and/or Non-Solicitation provisions in this Agreement (all referred to herein as the “Restrictive Covenant Provisions”), in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer's business and goodwill, and would be a material breach of this Agreement. Accordingly, in the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, including, but not limited to, the Restrictive Covenant Provisions, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee's partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with the Employee.

Severability

45.	The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the Parties' intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

Modification of Agreement

46.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

Governing Law

47.	This Agreement will be construed in accordance with and governed by the laws of the state of Texas without regard to choice-of-law principles. All disputes arising under this Agreement shall be adjudicated solely within the State or Federal courts located within the State of Texas, Dallas County.

Definitions

48.	For the purpose of this Agreement the following definitions will apply:

a.	'Work Product' means work product information, including but not limited to, work product resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development.

b.	'Computer Software' means computer software resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development, including but not limited to, programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs.

c.	'Other Proprietary Data' means information relating to the Employer's proprietary rights prior to any public disclosure of such information, including but not limited to, the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets).

d.	'Business Operations' means operational information, including but not limited to, internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the Employer's business.

e.	'Marketing and Development Operations' means marketing and development information, including but not limited to, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Employer which have been or are being considered.

f.	'Customer Information' means customer information, including but not limited to, names of customers and their representatives, contracts and their contents and parties, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers of the Employer.

g.	'Termination Date' means the date specified in this Agreement or in a subsequent notice by either the Employee or the Employer to be the last day of employment under this Agreement. The Parties acknowledge, however, that certain provisions of this Agreement shall survive to the extent expressly provided for in a specific provision and also as necessary to give effect to the intent of the Parties, including, but not limited to, the provisions in Paragraphs 22, 30, 35 and 36 of this Agreement.

General Provisions

49.	Time is of the essence in this Agreement.

50.	Headings are inserted for the convenience of the Parties, and cross-reference hereunder, only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

51.	No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

52.	This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

53.	This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

54.	This Agreement contains the entire understanding between the Parties hereto and supersedes any and all prior understandings regarding the employment of the Employee, including, but not limited to, any pre-existing agreement between the Employee and the Employer.

55.	Any notice required to be given by the Employer hereunder to the Employee shall be in proper form if signed by a proper representative of the Employer. Until one party shall advise the other in writing to the contrary, notices shall be deemed delivered:

•	to the Employer if delivered to the Employer in person, by email or, if mailed, by certified, registered or overnight mail, postage prepaid to:

Applied Blockchain, Inc.
3811 Turtle Creek Blvd, Suite 2100
Dallas, TX 75219, USA

•	to the Employee if delivered to the Employee in person, by email, or, if mailed, by certified, registered or overnight mail, postage prepaid, to the Employee’s address then currently on file with the Employer.

EMPLOYER:

Applied Blockchain Inc.

/s/ Jay Browder

Jay Browder	(Print)

EMPLOYEE:

/s/ Wes Cummins

Wes Cummins	(Print)